As filed with the Securities and Exchange Commission on July 29, 2016

Registration No. 333-________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________
FORM S‑8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
_________________
PIONEER NATURAL RESOURCES COMPANY
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)		75-2702753 (I.R.S. Employer Identification No.)
5205 North O’Connor Boulevard Suite 200 Irving, Texas 75039 (Address of principal executive offices, including zip code)
_________________

PIONEER NATURAL RESOURCES COMPANY
AMENDED AND RESTATED 2006 LONG TERM INCENTIVE PLAN
(Full title of the plan)
Mark H. Kleinman
Pioneer Natural Resources Company
5205 North O’Connor Boulevard
Suite 200
Irving, Texas 75039
Telephone: (972) 444-9001
(Name, address and telephone number of agent for service)
copy to:

Robert L. Kimball Vinson & Elkins L.L.P. 2001 Ross Avenue, Suite 3700 Dallas, Texas 75201-2975 (214) 220-7700
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.01 par value per share	4,200,000 shares	$148.61	$624,162,000	$62,854 (3)

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional shares of common stock, $.01 par value per share (the “Common Stock”), of Pioneer Natural

Resources Company as may become issuable pursuant to the adjustment provisions of the Pioneer Natural Resources Company Amended and Restated 2006 Long Term Incentive Plan (the “Plan”).

(2)
The proposed maximum offering price per share and proposed maximum aggregate offering price for the shares of Common Stock have been estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act based upon the average of the high and low sales prices for the shares of Common Stock as quoted on the New York Stock Exchange on July 26, 2016.

(3)	Pursuant to General Instruction E to Form S-8, a filing fee is only being paid with respect to the registration of an additional 4,200,000 shares of Common Stock under the Plan.

EXPLANATORY NOTE
This registration statement (“Registration Statement”) is being filed in accordance with General Instruction E to Form S-8 to register an additional 4,200,000 shares of common stock, $0.01 par value per share (“Common Stock”), of Pioneer Natural Resources Company, a Delaware corporation (the “Registrant” or “Company”), that may be offered or issued under the Pioneer Natural Resources Company Amended and Restated 2006 Long Term Incentive Plan, effective as of May 19, 2016 (the “Plan”), which additional shares consist of (a) 3,500,000 additional shares that became reserved and available for issuance upon stockholder approval of the amendment and restatement of the Plan at the Registrant’s 2016 Annual Meeting of Stockholders, and (b) 700,000 shares that may become available for reissuance in connection with awards under the Plan in accordance with the share recycling provisions and the other terms and conditions of the Plan.
Except as otherwise set forth below, the contents of the Registrant’s Registration Statements on Form S-8 relating to the Plan, which were previously filed with the Securities and Exchange Commission (the “Commission”) on August 10, 2006 (Registration No. 333-136489), August 12, 2009 (Registration No. 333-161283) and December 21, 2011 (Registration No. 333-178671), are incorporated by reference into this Registration Statement, as permitted by General Instruction E of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the Registrant hereby incorporates by reference into this Registration Statement the following documents:

a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the Commission on February 19, 2016;

b)	The Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2016, and June 30, 2016, as filed with the Commission on April 28, 2016, and July 28, 2016, respectively;

c)
The Registrant’s Current Reports on Form 8-K, filed with the Commission on January 5, 2016 (Item 8.01); January 8, 2016 (Items 1.01, 2.06 and 9.01); March 4, 2016 (Item 5.02); May 24, 2016 (Items 5.02, 5.03, 5.07 and 9.01); and June 20, 2016 (Items 1.01 and 9.01).

d)	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities and Exchange Act of 1934 (the “Exchange Act”) since December 31, 2015; and

e)
The description of the Registrant’s Common Stock, $0.01 par value per share, contained in Item 1 of the Registrant’s Registration Statement on Form 8-A filed with the Commission pursuant to the Exchange Act on August 8, 1997, and any subsequently filed amendments and reports updating that description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.
Not applicable.
Item 5.    Interests of Named Experts and Counsel.
Not applicable.
Item 6.    Indemnification of Directors and Officers.
Delaware General Corporation Law
Section 145(a) of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if he acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.
Section 145(b) of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which the action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses which the Delaware Court of Chancery or such other court shall deem proper.
Section 145(c) of the Delaware General Corporation Law provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 145(a) and (b), or in defense of any claim, issue or matter therein, the person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection therewith.
    Section 145(d) of the Delaware General Corporation Law provides that any indemnification under Section 145(a) and (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in Section 145(a) and (b). The determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.
    Section 145(e) of the Delaware General Corporation Law provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the corporation as authorized in Section 145. The expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon those terms and conditions, if any, as the corporation deems appropriate.
    Section 145(f) of the Delaware General Corporation Law provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Section 145(g) of the Delaware General Corporation Law provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against the person and incurred by the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145.
Section 145(k) of the Delaware General Corporation Law provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
    Amended and Restated Certificate of Incorporation
    Article Twelfth of the Company’s amended and restated certificate of incorporation provides that each person who at any time is or was a director or officer of the Company, or any person who, while a director or officer of the Company, is or was serving at the Company’s request as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, limited liability company, association, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, shall be entitled to (a) indemnification and (b) the advancement of expenses incurred by such person from the Company as, and to the fullest extent, permitted by the Delaware General Corporation Law or any successor statutory provision, as from time to time amended. Any repeal or modification of Article Twelfth of the Company’s amended and restated certificate of incorporation shall be prospective only, and shall not limit the rights of any director or officer or the obligations of the Company with respect to any claim arising from the services of such director or officer in the capacities described above prior to any such repeal or amendment of Article Twelfth. Article Twelfth further provides that, in the event of the death of any person having a right of indemnification under the foregoing provisions, such right shall inure to the benefit of his or her heirs, executors, administrators, and personal representatives. The rights conferred in Article Twelfth of the Company’s amended and restated certificate of incorporation are not exclusive of any other right which any person may have or hereafter acquire under any statute, bylaw, resolution of stockholders or directors, agreement or otherwise.
Article Thirteenth of the Company’s amended and restated certificate of incorporation provides that the Company’s directors shall not be personally liable to the Company or any of its stockholders for monetary damages for breach of fiduciary duty as a director involving any act or omission of any such director; provided, however, that such Article Thirteenth does not eliminate or limit the liability of a director (1) for any breach of such director’s duty of loyalty to the Company or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law (which relates to certain unlawful dividend payments or stock purchases or redemptions), as the same exists or may hereafter be amended, supplemented or replaced, or (4) for a transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director, in addition to the limitation on personal liability described above, shall be limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Furthermore, any repeal or modification of Article Thirteenth of the Company’s amended and restated certificate of incorporation by its stockholders shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director existing at the time of such repeal or modification.
    Indemnification Agreements
    The Company has entered into indemnification agreements with its directors and certain of its officers. Under the terms of the indemnification agreements, the Company has generally agreed to indemnify an officer or director for liabilities incurred to the fullest extent permitted by the Delaware General Corporation Law. Also, as permitted under Delaware law, the indemnification agreements require the Company to advance expenses in defending any such action provided that the director or executive officer undertakes to repay the amounts if the person ultimately is determined not to be entitled to indemnification from the Company. The Company has additionally agreed to make the indemnitee whole for taxes imposed on the indemnification payments and for costs in any action to establish indemnitee’s right to indemnification, whether or not wholly successful.
In general, the disinterested directors on the board of the Company or a committee of disinterested directors have the authority to determine an indemnitee’s right to indemnification, but the indemnitee can require that independent legal counsel make this determination if a change in control or potential change in control has occurred. In addition, the indemnitee can require the Company to establish a trust fund with a third-party trustee sufficient to satisfy the indemnification obligations and expenses if a change in control or potential change in control has occurred.

The indemnification agreements require the Company to continue directors’ and officers’ liability insurance coverage for an indemnitee for six years after the indemnitee ceases to be an officer or director, and they obligate the Company to procure up to a six-year run-off policy in the event of a change in control or termination of the person in the year following a change in control of the Company. The indemnification agreements also limit the period in which the Company can bring an action against the indemnitee to three years for breaches of fiduciary duty and to one year for other types of claims.
D&O Liability Insurance
The Company maintains directors’ and officers’ liability insurance.
The above discussion of Section 145 of the Delaware General Corporation Law, the Company’s amended and restated certificate of incorporation, the indemnification agreements and the Company’s maintenance of directors’ and officers’ liability insurance is not intended to be exhaustive and is respectively qualified in its entirety by such statute and documents.
Item 7.    Exemption from Registration Claimed.
Not applicable.
Item 8.    Exhibits.
The exhibits to this Registration Statement are listed in the Exhibit Index to this Registration Statement, which is incorporated herein by reference.
Item 9.    Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, Texas on July 29, 2016.

PIONEER NATURAL RESOURCES COMPANY

By:		/s/ Richard P. Dealy

	Name:	Richard P. Dealy
	Title:	Executive Vice President and Chief Financial Officer

KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature appears below authorizes and appoints each of Richard P. Dealy and Mark H. Kleinman, and each of them, severally, acting alone and without the other, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities to sign any and all amendments (including pre- and post-effective amendments) to this Registration Statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or agents, or any of them, or his or their substitute or substitutes may lawfully do or cause to be done.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Scott D. Sheffield	Chairman of the Board and Chief Executive Officer	July 29, 2016
Scott D. Sheffield	(principal executive officer)

/s/ Richard P. Dealy	Executive Vice President and Chief Financial Officer	July 29, 2016
Richard P. Dealy	(principal financial officer)

/s/ Margaret M. Montemayor	Vice President and Chief Accounting Officer	July 29, 2016
Margaret M. Montemayor	(principal accounting officer)

/s/ Edison C. Buchanan	Director	July 29, 2016
Edison C. Buchanan

/s/ Andrew F. Cates	Director	July 29, 2016
Andrew F. Cates

/s/ Timothy L. Dove	Director	July 29, 2016
Timothy L. Dove

/s/ Phillip A. Gobe	Director	July 29, 2016
Phillip A. Gobe

/s/ Larry R. Grillot	Director	July 29, 2016
Larry R. Grillot

/s/ Stacy P. Methvin	Director	July 29, 2016
Stacy P. Methvin

/s/ Royce W. Mitchel	Director	July 29, 2016
Royce W. Mitchel

/s/ Frank A. Risch	Director	July 29, 2016
Frank A. Risch

/s/ Mona K. Sutphen	Director	July 29, 2016
Mona K. Sutphen

/s/ J. Kenneth Thompson	Director	July 29, 2016
J. Kenneth Thompson

/s/ Phoebe A. Wood	Director	July 29, 2016
Phoebe A. Wood

/s/ Michael D. Wortley	Director	July 29, 2016
Michael D. Wortley

EXHIBIT INDEX

Exhibit
Number        Description

4.1
Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-4 filed with the Commission on June 26, 1997).

4.2
Certificate of Amendment of the Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on May 18, 2012).

4.3	Fifth Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on May 24, 2016).

4.4
Pioneer Natural Resources Company Amended and Restated 2006 Long Term Incentive Plan, effective as of May 19, 2016 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on May 24, 2016).

5.1	Opinion of Vinson & Elkins LLP.*

23.1	Consent of Ernst & Young LLP.*

23.2	Consent of Netherland, Sewell & Associates, Inc.*

23.3	Consent of Vinson & Elkins LLP (included in the opinion filed as Exhibit 5.1 to this Registration Statement).*

24.1	Power of Attorney (included on the signature page of this Registration Statement).*

_________________
*filed herewith.